Exhibit 3.1

Execution Version

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN MIDSTREAM PARTNERS, LP

Dated as of

July 23, 2019

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Section 9.2	Successors	13
Section 9.3	No Third Party Beneficiaries	13
Section 9.4	Governing Law; Severability	13
Section 9.5	Notices	13
Section 9.6	Counterparts	13

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THE PARTNERSHIP INTERESTS DESCRIBED IN THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH PARTNERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF SUCH PARTNERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN MIDSTREAM PARTNERS, LP

This Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of July 23, 2019 (the “Effective Date”), is entered into by and between American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, and Anchor Midstream Acquisition, LLC, a Delaware limited liability company (“Anchor Acquisition”), as the sole limited partner of the Partnership.

W I T N E S S E T H

WHEREAS, on August 20, 2009, the Partnership was formed upon the filing of the Certificate of Limited Partnership (including any and all amendments and modifications thereto and restatements thereof, the “Certificate”) with the Secretary of State of the State of Delaware;

WHEREAS, the General Partner and the then-Limited Partners entered into that certain Fifth Amended and Restated Agreement of Limited Partnership dated as of April 25, 2016, as amended from time to time thereafter (as amended, the “Fifth A/R Partnership Agreement”);

WHEREAS, on March 17, 2019, the Partnership, the General Partner, High Point Infrastructure Partners, LLC, a Delaware limited liability company and predecessor-in- interest to 3CM Holdings, LLC, Anchor Acquisition and Anchor Midstream Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger (the “AMID Merger Agreement”) pursuant to which, on the Effective Date, Merger Sub merged with and into the Partnership with the Partnership surviving the merger as a wholly owned subsidiary of the General Partner and Anchor Acquisition (the “AMID Merger”);

WHEREAS, pursuant to Section 2.5 of the AMID Merger Agreement, the Fifth A/R Partnership Agreement is required to be amended and restated at the Effective Time (as defined in the AMID Merger Agreement) and, so amended and restated, shall be the agreement of limited partnership of the Partnership, as the Surviving Entity; and

WHEREAS, in connection with the AMID Merger, the General Partner and Anchor Acquisition desire to amend and restate the Fifth A/R Partnership Agreement in its entirety to provide for the conduct of the business and affairs of the Partnership and certain relations among the Partners in accordance with the terms and conditions of this Agreement, as it may be amended from time to time.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as this agreement may be revised, amended, restated or supplemented from time to time after the Effective Date.

“AMID Merger” shall have the meaning set forth in the recitals to this Agreement.

“AMID Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Anchor Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Available Cash” means, with respect to any Quarter ending prior to the dissolution of the Partnership pursuant to ARTICLE VIII:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable state law, if any)

subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 4.1 in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the dissolution of the Partnership occurs pursuant to ARTICLE VIII and any subsequent Quarter shall equal zero.

“Certificate” shall have the meaning set forth in the preamble to this Agreement.

“Common Units” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Delaware Act” shall have the meaning set forth in Section 2.1.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Effective Time” shall have the meaning set forth in the AMID Merger Agreement.

“FERC” means the Federal Energy Regulatory Commission or successor to powers thereof.

“Fifth A/R Partnership Agreement” shall have the meaning set forth in the recitals to this Agreement.

“General Partner” shall have the meaning set forth in the preamble to this Agreement.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Group Member” means a member of the Partnership Group.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or any Departing General Partner and (g) any Person the General Partner designates as an Indemnitee for purposes of this Agreement.

“Limited Partner” means, unless the context otherwise requires, any limited partner of the Partnership, in such Person’s capacity as a limited partner.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals to this Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” shall have the meaning set forth in the preamble to this Agreement.

“Partnership Group” means collectively the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the date hereof, the portion of such fiscal quarter after the date hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Entity” shall have the meaning set forth in the AMID Merger Agreement.

“Unit Majority” means at least a majority of the outstanding Common Units.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Conflicts. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Delaware Act or any provision of the Certificate, the Delaware Act and the Certificate, in that order of priority, shall control.

ARTICLE II.

ORGANIZATION

Section 2.1 Formation. The Partnership was formed as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Delaware Act”). The Partners hereby amend and restate the Fifth A/R Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “American Midstream Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 2103 CityWest Blvd., Bldg. 4, Suite 800, Houston, Texas 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 200 Clarendon Street, 55th Floor, Boston MA 02116, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of ARTICLE VIII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Partnership Interests; Certificates. Common Units have been issued by the Partnership, representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. Unless otherwise determined by the General Partner, the Partnership shall not issue any certificates to evidence ownership of Partnership Interests (or any portion thereof).

ARTICLE III.

PARTNERS AND CAPITAL CONTRIBUTIONS

Section 3.1 Limited Partners.

(a) Name and Address. The name and address of the Limited Partner is Anchor Midstream Acquisition, LLC, c/o ArcLight Capital Partners, LLC, 200 Clarendon Street, 55th Floor, Boston, MA 02116. As of the date hereof, Anchor Acquisition is the sole Limited Partner and owns 100% of the Common Units.

(b) Admission of Additional Limited Partners. One or more additional Limited Partners may be admitted to the Partnership with the consent of the General Partner. Concurrently with the admission of any such additional Limited Partner to the Partnership, the General Partner shall amend this Agreement to make such changes as the General Partner shall determine to reflect the fact that the Partnership shall have such additional Limited Partners. Each additional Limited Partner shall execute and deliver a joinder or counterpart to this Agreement (as amended in accordance with the immediately preceding sentence), as necessary, appropriate or advisable.

(c) Withdrawal. A Limited Partner may not withdraw as a Partner of the Partnership, nor may a Limited Partner be required to withdraw, nor may a Limited Partner borrow or withdraw any amount from the Partnership, without the prior written consent of the General Partner.

Section 3.2 Capital Contributions. The Partners have made capital contributions to the Partnership as set forth in the books and records of the Partnership. No Partner shall be required to make any additional capital contribution to the Partnership pursuant to this Agreement.

Section 3.3 No Termination. The substitution, death, insanity, dissolution (whether voluntary or involuntary), or bankruptcy of a Limited Partner will not affect the existence of the Partnership, and the Partnership will continue for the term of this Agreement until its existence is terminated as provided herein, if there is another Limited Partner at such time.

Section 3.4 Tax Classification. The Partnership shall be disregarded as an entity separate from the General Partner for U.S. federal (and applicable state and local) income tax purposes and shall not make any election contrary to such classification, except as otherwise determined by the General Partner.

ARTICLE IV.

DISTRIBUTIONS

Section 4.1 Distributions. Subject to this Section 4.1, within 45 days following the end of each Quarter, an amount equal to 100% of the Available Cash with respect to such Quarter shall be made by the company to the Limited Partners on a pro rata basis in accordance with their respective Limited Partner Interests. Notwithstanding the foregoing, upon dissolution of the Partnership as provided in ARTICLE VIII, all cash received during or after such Quarter in which such dissolution occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, ARTICLE VIII. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to the Limited Partners if such distribution would violate the Delaware Act or any other applicable law. The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, any Limited Partner as a distribution of Available Cash to such Limited Partner.

ARTICLE V.

MANAGEMENT

Section 5.1 Management. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 5.2 Reimbursement of the General Partner.

(a) Except as provided in this Section 5.2 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 5.2 shall be in addition to any reimbursement to the General Partner as to the result of indemnification pursuant to Section 6.2. Any allocation of expenses to the Partnership by Affiliates of the General Partner in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including any plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests or other economic interests in the Partnership or relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or other securities in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees, officers and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or other securities that the General Partner or such Affiliates are obligated to provide to any employees, officers and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or other securities purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 5.2(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 5.2(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any transferee of or successor to all of the General Partner’s Partnership Interest.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

ARTICLE VI.

LIMITATIONS ON LIABILITY AND INDEMNITY

Section 6.1 Limitation on Liability. Except as otherwise expressly required by law, the Limited Partners, in their respective capacities as such, shall have no liability for the obligations, debts or liabilities of the Partnership except to the extent provided in the Delaware Act.

Section 6.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or contemplated claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.2(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.2, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 6.2.

(c) The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.2, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute

“fines” within the meaning of Section 6.2(a), and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.2 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 6.2(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 6.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII.

TRANSFERABILITY

Section 7.1 Transfers of Partnership Interests. Without the consent of the General Partner, a Limited Partner may not sell, assign, transfer, pledge, or otherwise dispose of all or any part of its Partnership Interests. A transferee of such Partnership Interests (or such portion thereof) shall be admitted to the Partnership as a Partner effective upon the later of (a) the due execution of a joinder or counterpart to this Agreement (as amended in accordance herewith) and (b) the transfer of such Partnership Interest (or such portion thereof) to such transferee.

ARTICLE VIII.

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority; or

(c) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 8.2 Effect of Dissolution. Upon dissolution, the Partnership shall cease to carry on its business, except as permitted by the Delaware Act.

Section 8.3 Winding Up, Liquidation and Distribution of Assets. Upon dissolution, the Partnership’s affairs shall be wound up in an orderly manner. The General Partner or its designee shall be the liquidator to wind up the affairs of the Partnership (such individual, in such capacity, the “Liquidator”). In performing its duties, the Liquidator is authorized to sell, distribute, exchange or otherwise dispose of Partnership assets in accordance with the Delaware Act in any manner that the Liquidator shall determine.

Section 8.4 Certificate of Cancellation. Upon completion of the winding up of the affairs of the Partnership, the General Partner or its designee shall file a duly executed certificate of cancellation with the Secretary of State of the State of Delaware in accordance with the Delaware Act.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Amendments. This Agreement may be amended for any reason by the General Partner in its sole discretion and no amendment to this Agreement shall require the consent of the Limited Partners.

Section 9.2 Successors. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Partners and their legal representatives, heirs, successors and assigns.

Section 9.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Partners and their respective successors and permitted assigns.

Section 9.4 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof, and, to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Delaware Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 9.5 Notices. All notices, demands and other communications to be given and delivered under or by reason of provisions under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or by reliable overnight courier, or transmitted by electronic mail transmission or electronic facsimile to the addresses set forth on the signature page hereto or to such other address as has been indicated to all Partners.

Section 9.6 Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement, and to the extent such agreement is signed and delivered by means of a facsimile machine or other electronic transmission, it will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed as of the date first written above.

GENERAL PARTNER:

AMERICAN MIDSTREAM GP, LLC,
a Delaware limited liability company

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President
Address:	c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02116

[Signature Page to Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP]

LIMITED PARTNER:

ANCHOR MIDSTREAM ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President
Address:	c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02116

[Signature Page to Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP]